Exhibit 10.1

Form of

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

EXECUTIVE AGREEMENT

THIS AGREEMENT is made and entered into this      day of                 ,         , by and between Home Federal Savings and Loan Association, a bank organized and existing under the laws of the United States of America (hereinafter referred to as the “Bank”), and                     , an Executive of the Bank (hereinafter referred to as the “Executive”),

WHEREAS, the Executive is now in the employ of the Bank and has for many years faithfully served the Bank. It is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss should the Executive terminate their services;

ACCORDINGLY, the Board has adopted the Home Federal Savings and Loan Association Executive Supplemental Retirement Plan (hereinafter referred to as the “Executive Plan”) and it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive upon the Executive’s retirement or to the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to the Executive Plan;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW THEREFORE, in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Executive agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of the Executive Plan shall be                     .

B.	Plan Year:

Any reference to the “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

C.	Retirement Date:

Retirement Date shall mean retirement from service with the Bank that becomes effective on the first day of the calendar month following the month in which the Executive reaches age sixty-five (65) or such later date as the Executive may actually retire.

D.	Early Retirement Date:

Early Retirement Date shall mean a retirement from service which is effective prior to the Normal Retirement Age stated herein, provided the Executive has attained age fifty-five (55).

E.	Termination of Service:

Termination of Service shall mean the Executive’s voluntary resignation of service by the Executive or the Bank’s discharge of the Executive without cause, prior to the Normal Retirement Age [Subparagraph I (K)].

F.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Executive. Prior to the Executive’s Retirement Date [Subparagraph I (C)] or prior to receiving benefits, such liability reserve account shall be increased or decreased each Plan Year, until the aforestated event occurs, by the Index Retirement Benefit [Subparagraph I (G)]. The Pre-Retirement Account shall be credited interest at a rate of the greater of seven and one half percent (7.5%) or prime plus one hundred basis points until said account is paid in full and the account balance is zero.

G.	Index Retirement Benefit:

The Index Retirement Benefit for each Executive in the Executive Plan for each Plan Year shall be equal to the excess (if any) of the Index [Subparagraph I (H)] for that Plan Year over the Cost of Funds Expense [Subparagraph I (I)] for that Plan Year.

H.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date of the Executive Plan.

Insurance Company:

Policy Form:

Policy Name:

Insured’s Age and Sex:

Riders:

Ratings:

Option:

Face Amount:

Premiums Paid:

Number of Premium Payments:

Assumed Purchase Date:

Insurance Company:

Policy Form:

Policy Name:

Insured’s Age and Sex:

Riders:

Ratings:

Option:

Face Amount:

Premiums Paid:

Number of Premium Payments:

Assumed Purchase Date:

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Executive Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed. Said illustration shall be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executive and the Executive’s beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Executive Plan than that of an unsecured creditor of the Bank.

I.	Cost of Funds Expense:

The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any after-tax benefits paid to the Executive pursuant to the Executive Plan (Paragraph II hereinafter) plus the amount of all previous years’ after-tax Cost of Funds Expense, and multiplying that sum by the Average After-Tax Cost of Funds [Subparagraph I (L)].

J.	Change of Control:

“Change of Control” means (a) report is filed with the Securities and Exchange Commission (the “SEC”) on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, other than the company of any company employee benefit plan, is or has become a beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately prior to such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of twenty-four (24) consecutive months, individuals who were Directors of the Company at the beginning of such period cease to constitute at least a majority of the Company’s board unless the election, or nomination for election by the Company’s shareholders, of more than one-half of any new Directors of the Company then still in office who were Directors of the Company at the beginning of such twenty-four (24) month period, either actually or by prior operation of this clause (d). The date of a Change of Control shall be deemed to be the date of the earlier of the date of (i) consummation of the transaction involving the Change in Control, or (ii) the execution of a definitive agreement by the Corporation involving a transaction deemed to be a Change in Control.

K.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

L.	Average After-Tax Cost of Funds:

Average After-Tax Cost of Funds means, at any particular time, a ratio, the numerator of which is the total annualized interest expense as set forth on Schedule RI-Income Statement of the Bank’s third quarter Consolidated Report of Condition and Income (the “Call Report”) and the denominator of which is an amount equal to: (i) the amount of deposits in domestic offices (sum of total of columns A and C from Schedule RC-E of the Call Report), plus (ii) the amount of federal funds purchased and securities sold under agreements to repurchase, as set forth on Schedule RC-Balance Sheet of the Call Report times the inverse of the Bank’s combined marginal income tax rate.

II.	INDEX BENEFITS

A.	Retirement Benefits:

Subject to Subparagraph II (E) hereinafter, an Executive who remains in the employ of the Bank until the Normal Retirement Age [Subparagraph I (K)] shall be entitled to receive the balance in the Pre-Retirement Account in two hundred and forty (240) equal monthly installments commencing thirty (30) days following the Executive’s retirement. In addition to these payments and commencing subsequent to the Pre-Retirement Account being paid in full and said account balance is zero, the Index Retirement Benefit [Subparagraph I (G)] for each Plan Year subsequent to the year in which the Executive begins receiving the Index Retirement Benefit hereunder, and including the remaining portion of the Plan Year of the year in which the Executive begins receiving the Index Retirement Benefit hereunder, shall be paid to the Executive until the Executive’s death.

B.	Early Retirement:

Subject to Subparagraph II (E), should the Executive elect Early Retirement or be discharged without cause by the Bank subsequent to the Early Retirement Date [Subparagraph I (D)], the Executive shall be entitled to receive ten percent (10%) times the number of full years of employment with the Bank from the date of first employment with the Bank to a maximum of eighty percent (80%), until the earlier of thirty (30) years of employment from the first date of service, or the Executive attains age fifty-five (55) at which time the Executive will be entitled to receive one hundred percent (100%), times the balance in the Pre-Retirement Account paid in two hundred and forty (240) equal monthly installments commencing thirty (30) days following the Executive’s Early Retirement Date [Subparagraph I (D)].

In addition to these payments and commencing in conjunction therewith, the Executive will receive ten percent (10%) times the number of full years of employment with the Bank from the date of first employment with the Bank to a maximum of eighty percent (80%), until the earlier of thirty (30) years of employment from the first date of service, or the Executive attains age fifty-five (55) at which time the Executive will receive one hundred percent (100%), times the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains the Early Retirement Date, and including the remaining portion of the Plan Year in which the Executive attains Early Retirement Date, until the Executive’s death.

C.	Termination of Service:

Subject to Subparagraph II (E), should an Executive suffer a Termination of Service the Executive shall be entitled to receive ten percent (10%) times the number of full years of employment with the Bank from the date of first employment with the Bank to a maximum of eighty percent (80%), until thirty (30) years of employment from the first date of service, at which time the Executive will be entitled to receive one hundred percent (100%), times the balance in the Pre-Retirement Account payable to the Executive in two hundred and forty (240) equal monthly installments commencing thirty (30) days following the Executive’s Normal Retirement Age [Subparagraph I (K)]. If termination occurs after age fifty-five (55) the provisions in Subparagraph II (B) apply.

In addition to these payments and commencing subsequent to the Pre-Retirement Account being paid in full and said account balance is zero, the Executive will receive ten percent (10%) times the number of full years of employment with the Bank from the date of first employment with the Bank to a maximum of eighty percent (80%), until thirty (30) years of employment from the first date of service, at which time the Executive will receive one hundred percent (100%), times the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive begins receiving the Index Retirement Benefit hereunder, and including the remaining portion of the Plan Year in which the Executive begins receiving the Index Retirement Benefit hereunder, until the Executive’s death. If termination occurs after age fifty-five (55) the provisions in Subparagraph II (B) apply.

D.	Death:

Should the Executive die while there is a balance in the Executive’s Pre-Retirement Account [Subparagraph I (F)], said unpaid balance of the Executive’s Pre-Retirement Account shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Executive dies on or before the      day of             ,         .

E.	Discharge for Cause:

Should the Executive be Discharged for Cause at any time, all benefits under this Executive Plan shall be forfeited. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Executive Plan.

F.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

G.	Disability Benefit:

In the event the Executive becomes disabled prior to Termination of Service, and the Executive’s employment is terminated because of such disability, the Executive, upon submission to the Bank of written documentation and verification of disability, shall be one hundred percent (100%) vested in the accrued liability account balance in the date of said disability. Said account shall be credited interest annually until paid in full, at a rate of two percent (2%) plus the prime interest rate each Plan Year. Such benefit shall be paid in two hundred forty (240) monthly installments and shall begin thirty (30) days following the Executive’s termination of employment due to disability. If there is a dispute regarding whether the Executive is disabled, such dispute shall be resolved by a physician selected by the Bank and such resolution shall be binding upon all parties to this Agreement.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.	CHANGE OF CONTROL

Upon a Change of Control [Subparagraph I (J)], if the Executive subsequently suffers a Termination of Service [Subparagraph I (E)], then the Executive shall receive the benefits promised in this Executive Plan upon attaining Normal Retirement Age, as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Executive Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees to abide by its terms.

V.	MISCELLANEOUS

A.	Alienabilitv and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

Subject to Paragraph VII, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

G.	Applicable Law:

The laws of the United States of America shall govern the validity and interpretation of this Agreement.

H.	12U.S.C.§1828(k):

Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Employment:

No provision of this Executive Plan shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever the Executive’s employment at any time.

VI.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be Home Federal Savings and Loan Association until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control [Subparagraph I (J)], this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION Ashland, KY

By:
Witness		Title

By:
Witness		[Executive]